INDEPENDENT AUDITORS' CONSENT


The Board of Directors
The South Financial Group, Inc.


We consent to incorporation by reference in the registration statements (Nos. 33-25424, 33-79668, 33-80822, 33-82668, 33-82670, 333-31948, 333-53170,
333-53172,  333-67745,  333-83519 and  333-96141)  on Form S-8 and  registration statements  (No.  333-06975,  333-49078 and  333-66264) on Form S-3 of The South
Financial Group, Inc. of our report dated June 21, 2002, relating to the statements of net assets available for plan benefits of the Carolina First 401(k) Plan (the "Plan") as of December 15, 2001 and 2000, and the related statements of changes in net assets available for benefits for the years then ended, which report appears in the December 15, 2001 annual report on Form 11-K of the Plan.




Greenville, South Carolina                                    /s/KPMG LLP
June 28, 2002











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